AT&T Canada Noteholders File an Oppression Application Against AT&T Canada
                               and its Directors
                           Business Wire - May 9 2002



NEW YORK--(BUSINESS WIRE)--May 9, 2002--A group of institutional investors holding approximately US$458 million of AT&T Canada's (NASDAQ: ATTC; TSE: TEL.B) public notes has, through its Canadian counsel Bennett Jones LLP, filed an oppression application (the Application) with the Ontario Superior Court of Justice asserting that the conduct of ATTC and its directors has been oppressive and unfairly prejudicial to, and has unfairly disregarded, the interests of ATTC's Noteholders. In addition to the named Applicants, who include US and Canadian funds managed by Citigroup Global Investments, Elliott Management Corporation and Strong Capital Management, the Application is supported by other ATTC Noteholders holding an additional US$250 million of ATTC's Notes. Bingham Dana LLP is serving as overall lead counsel for the Noteholder group.


Among other things, the Application seeks the following relief: replacement of all current directors of ATTC or orders regulating the conduct of current directors; an order restraining ATTC from collapsing any "in the money" foreign currency swaps; and an order requiring ATTC and its directors to preserve assets and liquidity pending a restructuring.


ATTC's recent announcement of its financial results for the first quarter of 2002 only served to reinforce the concerns of the Noteholders that ATTC is being run for short-term survival only and that there is a need for immediate judicial intervention. ATTC's press release, at best, addressed cosmetic issues rather than substantive remedies for its current financial circumstances.

    CONTACT: Bingham Dana LLP

             Pamela Richard

             617.951.8289

             prichard@bingham.com



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